Exhibit 2K2

EXECUTION VERSION

COLLATERAL AGREEMENT

among

BANCO INBURSA, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO

FINANCIERO INBURSA

as Pledgor,

U.S. BANK NATIONAL ASSOCIATION,

as Collateral Agent

and

2017 MANDATORY EXCHANGEABLE TRUST

Dated as of December 15, 2017

i

EXHIBITS

Exhibit A – Notice of Pledge Value

Exhibit B – Certificate for Substituted Collateral

Exhibit C – Certificate for Additional Collateral

ii

COLLATERAL AGREEMENT

COLLATERAL AGREEMENT (this “Agreement”), dated as of December 15, 2017, among Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa, a commercial bank (institución de banca múltiple) organized as a banking institution pursuant to the Mexican Banking Law (Ley de Instituciones de Crédito) (“Pledgor”), and U.S. Bank National Association, a national banking association, as collateral agent hereunder (the “Collateral Agent”) for the benefit of the 2017 Mandatory Exchangeable Trust, a trust organized under the laws of the State of New York under and by virtue of an Amended and Restated Trust Agreement, dated as of December 8, 2017 (such trust and the trustees thereof acting in their capacity as such being referred to in this Agreement as “Purchaser”), and Purchaser.

WITNESSETH:

WHEREAS, pursuant to the Forward Agreement, dated as of December 15, 2017 (the “Contract”), between Pledgor and Purchaser, Pledgor has agreed to sell, and Purchaser has agreed to purchase, the Exchange Property, subject to the terms and conditions of the Contract;

WHEREAS, under the Contract, the Exchange Property is deliverable to the Purchaser on the Exchange Date, subject to acceleration (in whole or in part) in accordance with the terms of the Contract, as a result of certain events;

WHEREAS, each Shareholder (as defined in the Contract) other than Pledgor has entered into a Forward Agreement, dated as of December 15, 2017 between such Shareholder and Purchaser (collectively, with the Contract, the “Contracts”); and

WHEREAS, Pledgor has entered into a Securities Account Control Agreement, dated as of December 15, 2017 (the “Securities Account Control Agreement”), with Collateral Agent and U.S. Bank National Association, in its capacity as a “securities intermediary” (as defined in Section 8-102 of the UCC) (in such capacity, the “Financial Institution”);

NOW, THEREFORE, in consideration of their mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS; INTERPRETATION

Section 1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings. Unless otherwise defined herein, terms not defined in this Agreement and used herein shall have the meanings given to them in the Contract.

“Acceleration upon Event of Default” has the meaning specified in the Contract.

“Aggregate Non-Transferable Option Value” has the meaning specified in the Contract.

“Agreement” has the meaning specified in the preamble to this Agreement.

“Applicable Percentage” has the meaning specified in the Contract.

“Authorized Representative” means, with respect to Pledgor, any director, officer, manager or other representative of Pledgor and any other Person as to whom Pledgor (through an Authorized Representative or resolution of the Board of Directors of Pledgor) shall have delivered notice to the Collateral Agent that such Person is authorized to act hereunder on behalf of Pledgor. The initial Authorized Representatives shall be Victor Manuel Gutiérrez López.

“Business Day” has the meaning specified in the Contract.

“Cash” means U.S. dollars in immediately available funds.

“Claim” has the meaning specified in Section 9.5.

“Collateral” has the meaning specified in Section 2.1.

“Collateral Agent” means U.S. Bank National Association in its capacity as collateral agent under this Agreement, or its successor in such capacity appointed in accordance with Section 8.6.

“Collateral Event of Default” means, at any time, any of the following:

(i)	the Collateral Agent fails to have in accordance with this Agreement a security interest (or, to the extent such security interest may be perfected by the filing of a UCC financing statement, physical possession or the entering into of account control agreements, a perfected security interest) in each case free of any Liens, other than Permitted Liens, in an amount of Collateral that includes at least (x) the Required Pledged Assets (as adjusted as a result of any Dilution Event or Reorganization Event), other than any Exchange Property for which Pledgor has validly substituted Eligible Cash Equivalents with a Then-Current Value that satisfies the requirements (and within the time periods) set forth in clause (ii) below and (y) without double-counting any Exchange Property required to be pledged under clause (x) above, on any date of required delivery under the Contract, the number or amount of each type of Exchange Property required to be delivered on such date, except to the extent Pledgor has satisfied such delivery obligation on or prior to such date using Exchange Property of such type that is not included in the Collateral;

(ii)

on any Business Day on which Eligible Cash Equivalents are required to be pledged as substitute Collateral for any Exchange Property (excluding, for the avoidance of doubt, any delivery of Eligible Cash Equivalents in exchange for options, rights or warrants in accordance with Section 6.1(b) of the Contract), failure of the Eligible Cash Equivalents so pledged to have an aggregate Then-Current Value of not less than 150% of the sum of the products, for each item of Exchange Property so substituted, of (a) the Then-Current Value of each unit of such item of Exchange Property and (b) the total number of units of such item of Exchange Property for which such Eligible Cash Equivalents have been substituted; provided that such failure shall not result in a Collateral Event of Default if Pledgor, by 5:00 p.m., New York City time, on the third Business Day following any Business Day on which the aggregate Then-Current Value of such Eligible Cash Equivalents does not satisfy such requirements (an “Insufficient Substituted Value Date”), pledges additional Eligible Cash Equivalents in an amount sufficient to cause the requirements of the immediately preceding provision in this clause (ii) to be satisfied as of 5:00 p.m., New York City time, on such Insufficient Substituted Value Date;

(iii)	to the extent such assets are not in the Pledged Account, Pledgor at any time fails to deliver the number of Shares, other Exchange Property and/or cash (other than the Aggregate Non-Transferable Option Value) that the Contract requires it to deliver at such time;

(iv)	Pledgor fails to pledge the Aggregate Non-Transferable Option Value by 5:00 p.m., New York City time, on the third Trading Day following a determination of the fair market value of any non-transferable options, rights or warrants granted by the issuer of any Exchange Security that are required to be valued under the terms of Section 6.1(c) of the Contract;

(v)	Revocation or withdrawal by Pledgor of the standing instructions to the Collateral Agent set forth in Section 5.12 hereunder;

(vi)	At any time following the time Pledgor has substituted Eligible Cash Equivalents for Prior Collateral pursuant to Section 5.2, any Pledgor fails to exercise in full the Zero-Payment Options granted by the issuer of any Exchange Security, in accordance with the Contract, before the later of (x) the third Trading Day after receipt of such Zero-Payment Options and (y) the fourth Trading Day prior to the scheduled expiration of such options, rights or warrants, in each case if then exercisable; or

(vii)	Pledgor repudiates or terminates the Securities Account Control Agreement without replacement;

provided that a Collateral Event of Default shall not occur as a result of the imposition of any taxes or the failure of Pledgor to satisfy any Reimbursement Obligation.

“Company” has the meaning specified in the Contract.

“Contract” has the meaning specified in the recitals to this Agreement.

“Contracts” has the meaning specified in the recitals to this Agreement.

“Contract Shares” has the meaning specified in the Contract.

“Daily VWAP” has the meaning specified in the Contract.

“Default” has the meaning specified in the Contract.

“Dilution Event” has the meaning specified in the Contract.

“Dividend Exchange Rate” has the meaning specified in the Contract.

“Eligible Cash Equivalents” means Cash or U.S. Government Securities.

“Eligible Collateral” means (i) Shares; (ii) Eligible Cash Equivalents; and (iii) any other Exchange Property; provided (x) in each case, that the relevant Pledgor has good and marketable title to such Cash, securities and/or property, free of all Liens (other than Permitted Liens) and that upon deposit into the Pledged Account (if applicable) the Collateral Agent is granted a perfected security interest therein and a Lien thereon pursuant to this Agreement and (y) in the case of Shares, that such Shares are free of any Transfer Restrictions.

“Event of Default” has the meaning specified in the Contract.

“Excess Cash Dividend” has the meaning specified in the Contract.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Date” has the meaning specified in the Contract.

“Exchange Property” has the meaning specified in the Contract.

“Exchange Securities” has the meaning specified in the Contract.

“Financial Institution” has the meaning specified in the recitals to this Agreement.

“Firm Initial Forward Amount” has the meaning specified in the Contract.

“First Distribution Date” has the meaning specified in the Trust Agreement.

“First Time of Delivery” has the meaning specified in the Contract.

“Insufficiency Determination” has the meaning specified in Section 5.5(a).

“Insufficient Substituted Value Date” has the meaning specified in clause (ii) of the definition of “Collateral Event of Default”.

“Lien” means any lien, mortgage, security interest, pledge, charge, encumbrance or adverse claim of any kind (other than any Transfer Restrictions or Permitted Transfer Restrictions).

“Managing Trustee” means Donald J. Puglisi, or any successor thereto.

“Marketable Securities” has the meaning specified in the Contract.

“Maximum Exchange Rate” has the meaning specified in the Contract.

“Non-Transferable Option Value” has the meaning specified in the Contract.

“Observation Period” has the meaning specified in the Contract.

“Optional Acceleration” has the meaning specified in the Contract.

“Optional Acceleration Date” has the meaning specified in the Contract.

“Ordinary Cash Dividend” has the meaning specified in the Contract.

“Permitted Liens” means, collectively, (i) Liens for taxes, assessments or governmental charges or levies but not yet due and payable or delinquent; provided that any such Lien referred to in this clause is junior to the (i) Liens granted pursuant to the Collateral Agreement, (ii) Liens granted to Purchaser, the Financial Institution or the Collateral Agent pursuant to this Agreement or the Securities Account Control Agreement and (iii) Liens on property that exist at the time such property becomes part of (or as a result of such property becoming part of) the Exchange Property pursuant to a Dilution Event or a Reorganization Event or other receipt by Pledgor of such property.

“Permitted Transfer Restrictions” means, with respect to any property or item of the Collateral (including, in the case of securities, security entitlements in respect thereof) or Exchange Property, any condition or restriction imposed by any Contract, this Agreement or any Permitted Lien or that exists at the time such property or item becomes part of (or as a result of such property or item becoming part of) the Exchange Property pursuant to a Dilution Event or a Reorganization Event or other receipt by Pledgor of such property or item; provided that Pledgor shall not have taken any action (other than an action required by a Contract, this Agreement or the Securities Account Control Agreement) to cause such condition or restriction to be imposed.

“Person” has the meaning specified in the Contract.

“Pledge Value” means, as of any date, an amount equal to the sum of the aggregate Then-Current Values of each particular type of Collateral, as of such date.

“Pledge Value Requirement” means, as of any date, that the aggregate Then-Current Value as of such date of the Eligible Cash Equivalents delivered in pledge hereunder (other than, for the avoidance of doubt, the Eligible Cash Equivalents pledged pursuant to Section 6.1(b) of the Contract) equals or exceeds 150% of the aggregate Then-Current Value as of such date of the other items of Collateral for which such Eligible Cash Equivalents have been substituted.

“Pledged Account” means the Pledged Account (as such term is defined in the Securities Account Control Agreement).

“Pledged Items” means, as of any date, any and all securities, instruments, Cash, Eligible Collateral and other property delivered by Pledgor in accordance with Section 5.4 or deposited in the Pledged Account to be held by the Collateral Agent under this Agreement as Collateral, whether or not constituting Eligible Collateral and whether or not then required to be held by the Collateral Agent hereunder.

“Pledgor” has the meaning specified in the preamble to this Agreement.

“Post-Reimbursement Free Collateral” has the meaning specified in Section 5.6(b).

“Prior Collateral” has the meaning specified in Section 5.2(a).

“Process Agent” has the meaning specified in Section 9.5.

“Purchaser” has the meaning specified in the preamble to this Agreement.

“Quarterly Dividend Period” has the meaning specified in the Contract.

“Reimbursement Obligation” has the meaning specified in the Contract.

“Reorganization Event” has the meaning specified in the Contract.

“Required Pledged Assets” has the meaning set specified in Section 4.1(d).

“Responsible Officer” means, when used with respect to the Collateral Agent, any vice president, assistant vice president, assistant treasurer or assistant secretary located in the office of the Collateral Agent located at the address specified in Section 9.3 responsible for performing the obligations of the Collateral Agent under this Agreement.

“Scheduled Trading Day” has the meaning specified in the Contract.

“Secured Obligation” means, at any time, any and all obligations, covenants and agreements of any kind whatsoever of Pledgor to the Purchaser as the secured party under the Contract, whether with respect to the payment of money, delivery of securities or other instruments or property or otherwise, whether now in existence or hereafter arising.

“Securities Account Control Agreement” has the meaning specified in the recitals to this Agreement.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Shareholders” has the meaning specified in the Contract.

“Shares” has the meaning specified in the Contract.

“Special Acceleration” has the meaning specified in the Contract.

“Special Acceleration Date” has the meaning specified in the Contract.

“Then-Current Value” has the meaning specified in the Contract; provided that the “Then-Current Value” of any item of Collateral that does not constitute Eligible Collateral shall be zero.

“Time of Delivery” means the First Time of Delivery.

“Trading Day” has the meaning specified in the Contract.

“Transfer Restriction” means, with respect to any property or item of the Collateral (including, in the case of securities, security entitlements in respect thereof), any condition to or restriction on the ability of the holder thereof to sell, assign or otherwise transfer such property or item of the Collateral or to exercise or enforce the provisions thereof or of any document related thereto (in each case, other than Permitted Transfer Restrictions), whether set forth in such property or item of Collateral itself or in any document related thereto, including, without limitation, (i) any requirement that any pledge, sale, assignment, transfer or exercise or enforcement of, or with respect to, such property or item of the Collateral be consented to or approved by any Person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such property or item of the Collateral, (iii) any requirement of the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such property or item of the Collateral, prior to the sale, pledge, assignment or other transfer or exercise or enforcement of, or with respect to such property or item of the Collateral, (iv) any registration or qualification requirement or prospectus delivery requirement for such property or item of the Collateral pursuant to any federal state or foreign securities law and (v) any legend or other notification appearing on any certificate representing such property or item of the Collateral to the effect that any such condition or restriction exists; provided that the required delivery of any assignment, stock power, instruction or entitlement order from the seller, pledgor, assignor or transferor of a security or other item of the Collateral, together with any evidence of the authority of the Person executing or delivering such assignment, stock power, instruction or entitlement order, shall not constitute a “Transfer Restriction.”

“Transferrable Option” has the meaning specified in the Securities Account Control Agreement.

“Trustee” or “Trustees” has the meaning specified in the Contract.

“Trust Agreement” has the meaning specified in the Contract.

“Trust Securities” has the meaning specified in the Contract.

“UCC” means the Uniform Commercial Code as in effect in the State of New York from time to time.

“USD” means the lawful currency of the United States of America.

“U.S. Government Securities” means direct obligations of the United States of America issued by the U.S. Treasury Department (excluding principal-only Treasury strips) that have a maturity occurring no later than the date twenty years from the date of pledge of such obligations.

“Zero-Payment Options” has the meaning specified in the Contract.

Section 1.2 Interpretation.

(a) When a reference is made in this Agreement to Articles, Sections, Exhibits, or Schedules, such reference is to Articles or Sections of, or Exhibits or Schedules to, this Agreement unless otherwise indicated.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement, and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

(c) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(d) Any reference to any statute, regulation or agreement is a reference to such statute, regulation or agreement as supplemented, amended, restated or otherwise modified from time to time.

ARTICLE II.

THE SECURITY INTERESTS

Section 2.1 Grant of Security Interests. Subject to the terms and conditions hereof (including the terms and conditions relating to the release of the security interests granted hereby contained in Article V and Article IX) and subject to the receipt by Pledgor of the product of (1) the Firm Initial Forward Amount and (2) the Applicable Percentage at the First Time of Delivery (and, in the case of the Pledged Items referred to in Section 4.1(b), the delivery of such additional Collateral in accordance with Section 5.4), in order to secure the Secured Obligations, Pledgor hereby collaterally assigns, pledges and grants to the Collateral Agent, as agent of and for the benefit of Purchaser, a security interest in and to, and a Lien upon and right of set-off against, all of Pledgor’s right, title and interest in, to and under the following, whether now existing or hereafter arising: (i) a number of Shares equal to the Contract Shares, being the Pledged Items described in Section 2.2; (ii) the Pledged Items described in Section 4.1(b) (provided that, for the avoidance of doubt, and solely for purposes of this clause (ii), such Section 4.1(b) shall be interpreted without giving effect to the first parenthetical therein); (iii) any Eligible Collateral identified on a certificate delivered pursuant to Section 5.2 or 5.3 hereof; (iv) the Pledged Account and all Cash, securities and other property now or hereafter deposited therein; (v) all additions to and substitutions for any of the foregoing; (vi) all income, products and proceeds and collections (including dividends, other distributions and interest) received or to be received, or derived or to be derived, now or any time hereafter from or in connection with any of the foregoing; and (vii) all powers and rights now owned or hereafter acquired under or with respect to the Pledged Items (all of the foregoing, including such Pledged Items, additions, substitutions, income, products and proceeds, collections, powers and rights, being collectively called the “Collateral”). Subject to the provisions of Article VII, the Collateral Agent shall have all of the rights, remedies and recourses with respect to the Collateral afforded a secured party by the UCC, in addition to, and not in limitation of, the other rights, remedies and recourses afforded to the Collateral Agent by this Agreement.

Section 2.2 First Time of Delivery. Effective upon and subject to receipt by Pledgor of the Firm Initial Forward Amount, at the First Time of Delivery, Pledgor shall deliver to the Collateral Agent in pledge a number of Shares equal to the Contract Shares in the manner set forth in Section 5.4(a).

Section 2.3 [Reserved].

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Pledgor. Pledgor hereby represents and warrants to the Collateral Agent and Purchaser that:

(a) No Transfer Restrictions. No Transfer Restrictions exist with respect to or otherwise apply to the pledge or assignment of, or grant of a security interest by it in, any items of Collateral to the Collateral Agent hereunder, or the subsequent sale or transfer of such items of Collateral by the Collateral Agent pursuant to the terms of this Agreement.

(b) Title to Collateral; Security Interest. At each Time of Delivery, it will have good and marketable title to the Pledged Items delivered by it to the Collateral Agent at such Time of Delivery, free of all Liens (other than Permitted Liens) and Transfer Restrictions. Upon delivery or deposit of the Pledged Items by it pursuant to Section 2.2 and Section 5.4, the Collateral Agent will obtain a valid security interest in such Pledged Items subject to no other Lien (other than the Permitted Liens) (it being understood that, in the case of the Pledged Items described in Section 2.2, such security interest shall be a perfected first priority security interest upon the deposit of such Pledged Items by it into the Pledged Account). None of the Collateral is or shall be pledged by it as collateral for any other purpose.

(c) Principal Place of Business. Pledgor’s principal place of business and chief executive office is located in Mexico. Pledgor’s full legal name is as set forth in the preamble to this Agreement.

(d) No Further Consents. No filing, recordation, registration, consent or approval is required under Mexican law in order to make this agreement the legal, valid, binding and enforceable obligation of Pledgor or in order to create or perfect the security interests hereunder, except as have already been obtained.

Section 3.2 Representations and Warranties of the Collateral Agent. The Collateral Agent represents and warrants to Pledgor and Purchaser that:

(a) Corporate Existence and Power. The Collateral Agent is a national association, duly organized, validly existing and in good standing under the laws of the United States of America, and has all corporate powers and all governmental licenses, authorizations, consents and approvals governing its banking and fiduciary powers required to enter into, and perform its obligations under, this Agreement.

(b) Authorization and Non-Contravention. The execution, delivery and performance by the Collateral Agent of this Agreement and the Securities Account Control Agreements have been duly authorized by all necessary corporate action on the part of the Collateral Agent (no action by the shareholders of the Collateral Agent being required) and do not and will not violate, contravene or constitute a default under any provision of applicable banking or fiduciary law or regulation or of the charter or by-laws of the Collateral Agent or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Collateral Agent.

(c) Binding Effect. This Agreement constitutes a valid and binding agreement of the Collateral Agent enforceable against the Collateral Agent in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and by general principles of equity.

ARTICLE IV.

CERTAIN COVENANTS OF PLEDGOR

Section 4.1 Certain Covenants of Pledgor. Pledgor agrees that, so long as any of its obligations under Section 2.3 of the Contract remain outstanding:

(a) Title to Collateral. It shall at all times hereafter have and maintain good and marketable title to the Collateral pledged by it hereunder, free of all Liens, other than the Permitted Liens, and Transfer Restrictions, and, subject to the terms of this Agreement, will at all times hereafter have and maintain good, right and lawful authority to assign, pledge and grant a security interest in such Collateral under this Agreement (other than to the extent restricted by any Permitted Lien or Permitted Transfer Restriction).

(b) Pledge Value Requirement. If Pledgor elects to substitute Eligible Cash Equivalents for any item of Collateral (excluding, for the avoidance of doubt, any delivery of Eligible Cash Equivalents in exchange for options, rights or warrants in accordance with Section 6.1(b) of the Contract), it shall, cause the aggregate Pledge Value of the Collateral to be equal to or greater than the Pledge Value Requirement at all times (subject to the time periods provided for in Section 5.5) following such election, and shall pledge additional collateral in the manner described in Section 5.4 as necessary to cause such Pledge Value Requirement to be satisfied.

(c) Pledgor will not change its legal name or change the jurisdiction of its chief executive office or principal place of business without giving the Collateral Agent at least 30 days’ prior written notice thereof and taking such action as may be necessary to ensure that the Collateral Agent has a valid and perfected security interest in the Collateral.

(d) Pledge of Contract Consideration. Subject to the time periods specified in the Contract and in this Agreement, Pledgor will pledge the maximum number or amount of each type of Exchange Property (including, without limitation, Shares) that Pledgor may be required to deliver under the Contract (the aggregate number or amount of securities, property and/or assets referred to in this sentence, the “Required Pledged Assets”); provided that, notwithstanding anything to the contrary in the Contract, the Required Pledged Assets shall not include any property distributed in respect of or contained in an Exchange Property Unit until the later of (a) the date such property is actually received by Pledgor or into the Pledged Account and (b) the date by which such property is required to be delivered to the Purchaser or into the Pledged Account pursuant to the terms of the Contract. For the avoidance of doubt and notwithstanding anything to the contrary in this Section 4.1(d), Pledgor will have the right to substitute and/or release Collateral as provided in, and subject to the conditions set forth in, this Agreement, and securities, property or other assets will not form part of the Required Pledged Assets until received by Pledgor.

(e) Further Assurances. It shall, at its expense and in such manner and form as Purchaser or the Collateral Agent may reasonably require, give, execute, deliver, file and record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable in order to create, preserve, perfect, protect, substantiate or validate any security interest granted, or intended to be granted, pursuant to this Agreement or to enable the Collateral Agent to exercise and enforce its rights and the rights of Purchaser hereunder with respect to such security interest. To the extent permitted by applicable law, it hereby authorizes the Collateral Agent to execute and file, in its name or otherwise, UCC financing or continuation statements (which may be carbon, photographic, photostatic or other reproductions of this Agreement or of a financing statement relating to this Agreement) which the Collateral Agent may reasonably deem necessary or appropriate to further perfect, or maintain the perfection of, the security interests granted hereby.

(f) Certain Notices. It agrees, reasonably promptly in advance of the consummation of a Reorganization Event or a Dilution Event, but solely to the extent it has actual knowledge thereof, to provide to the Collateral Agent notice thereof in reasonable detail, if and when permitted pursuant to any limitations imposed by applicable law or by duties of confidentiality to third parties.

(g) Maintenance of Perfected Security Interest. It shall maintain each of the security interests created by this Agreement as a perfected first priority security interest (to the extent such security interest may be perfected by the filing of a UCC financing statement, physical possession or the entering into of account control agreements), including, without limitation, by filing any financing statement, amendment or continuation statement under the Uniform Commercial Code in effect from time to time in Washington, D.C., and shall reasonably defend such security interest and such priority against the claims and demands of all Persons, at its sole cost and expense.

ARTICLE V.

ADMINISTRATION OF THE COLLATERAL AND VALUATION OF THE SECURITIES

Section 5.1 Valuation of Collateral. Following election by Pledgor to substitute Eligible Cash Equivalents for Pledged Items pursuant to Section 5.2, the Collateral Agent shall determine as of 5:00 p.m., New York City time, on each Business Day following any such election whether the Pledge Value satisfies the Pledge Value Requirement and whether an Insufficiency Determination or Collateral Event of Default shall have occurred, and shall provide written notice of the Pledge Value and the Pledge Value Requirement, in the form of Exhibit A, to Pledgor.

Section 5.2 Substitution of Collateral. In addition to and not by limitation of Pledgor’s rights under Section 6.1(b) of the Contract, Pledgor may substitute Collateral in accordance with the following provisions:

(a) Unless a Default or Event of Default has occurred and is continuing, Pledgor shall have the right at any time and from time to time to deliver Eligible Collateral to the Collateral Agent in substitution for any of the Pledged Items or other Collateral previously delivered to the Collateral Agent hereunder (“Prior Collateral”) and to obtain the release of such Prior Collateral from the Lien created by this Agreement.

(b) If Pledgor wishes to deliver Eligible Collateral to the Collateral Agent in substitution for Prior Collateral, Pledgor shall (i) give written notice from an Authorized Representative to the Collateral Agent identifying the Prior Collateral to be released from the Lien created by this Agreement, (ii) deliver to the Collateral Agent concurrently with such Eligible Collateral a certificate of Pledgor substantially in the form of Exhibit B and dated the date of such delivery, (A) identifying the items of Eligible Collateral being substituted for the Prior Collateral and the Prior Collateral with respect to which the Lien created by this Agreement is to be released and (B) certifying that with respect to such items of substitute Eligible Collateral, the representations and warranties contained in Exhibit B are true and correct on and as of the date of such certificate, and (iii) deliver to the Collateral Agent concurrently with such Eligible Collateral an opinion, dated the date of such delivery, of counsel addressed to the Collateral Agent confirming the representation contained in paragraph 3(iii) of Exhibit B insofar as it relates to the U.S. federal securities laws; provided that all Shareholders in respect of all outstanding Contracts shall (x) provide the same substitution notice for the same type of Prior Collateral and (y) deliver substantially the same certificates and opinions in all material respects. Upon Pledgor’s delivery of the items specified in clauses (i), (ii) and (iii) above, the Lien on the Prior Collateral of Pledgor shall be released. Pledgor hereby covenants and agrees to pay all fees, taxes and expenses related to the substitution of any Collateral and to take all actions required under Section 5.4 and any other actions necessary to create for the benefit of the Collateral Agent a valid security interest (or, in the case of Eligible Collateral in which a security interest may be perfected by the filing of a UCC financing statement, physical possession or the entering into of account control agreements, a first priority perfected security interest) in, and Lien upon, such Eligible Collateral delivered to the Collateral Agent in substitution for Prior Collateral.

(c) No substitution of Eligible Cash Equivalents for any Pledged Items shall be made unless and until the Collateral Agent shall have determined that the aggregate Pledge Value of all of the Collateral at the time of such proposed substitution, after giving effect to the proposed substitution, shall satisfy the Pledge Value Requirement.

Section 5.3 Additional Collateral. Pledgor may pledge additional collateral hereunder at any time and shall pledge additional collateral when required under this Agreement. Concurrently with the delivery of any additional Eligible Collateral, Pledgor shall deliver (i) a certificate of Pledgor substantially in the form of Exhibit C, signed by an Authorized Representative, and dated the date of such delivery, (A) identifying the items of additional Eligible Collateral being pledged and (B) certifying that with respect to such items of additional Pledged Collateral the representations and warranties contained in Exhibit C are true and correct on and as of the date of such certificate, and (ii) an opinion, dated the date of such delivery, of counsel addressed to the Collateral Agent confirming the representations contained in paragraph 2(iii) of Exhibit C insofar as they relate to the U.S. federal securities laws; provided that all Shareholders in respect of all outstanding Contracts shall (x) pledge the same type of additional Eligible Collateral and (y) deliver substantially the same certificates and opinions in all material respects. Pledgor hereby covenants and agrees to take all actions required under Section 5.4 and any other actions necessary to create for the benefit of the Collateral Agent a valid security interest (or, in the case of any additional Eligible Collateral in which a security interest may be perfected by the filing of a UCC financing statement, physical possession or the entering into of account control agreements, a first priority perfected security interest) in, and a Lien upon, such additional Eligible Collateral, in each case free of all other Liens, other than the Permitted Liens.

Section 5.4 Delivery of Collateral. Pledgor shall deliver the Collateral to the Collateral Agent in accordance with the following provisions, and notwithstanding anything to the contrary herein, any requirement to “deliver” or of “delivery” herein shall be deemed to have been satisfied if the following provisions have been complied with:

(a) Shares. In the case of Collateral consisting of Shares, by transfer to the Pledged Account in accordance with the Securities Account Control Agreement.

(b) Cash. In the case of Collateral consisting of Cash, by deposit of such Cash to the Pledged Account.

(c) Pledged U.S. Government Securities. In the case of Collateral consisting of U.S. Government Securities, by transfer of such U.S. Government Securities through the Book Entry System of the Federal Reserve System to the Pledged Account.

(d) Pledged Marketable Securities. In the case of Collateral consisting of Marketable Securities, by any of (1) delivery of certificates evidencing such Marketable Securities, registered in the name of the Collateral Agent or its nominee or duly endorsed in blank or accompanied by stock powers duly executed in blank, (2) if such Marketable Securities are held in book-entry form by The Depository Trust Company or any other comparable depositary, by transfer to the Pledged Account in accordance with the Securities Account Control Agreement, or (3) if such Marketable Securities are held in uncertificated form, registering the Marketable Securities in the name of the Collateral Agent. Each such delivery of Marketable Securities shall be accompanied by an opinion of counsel satisfactory to the Collateral Agent that the Collateral Agent has obtained a valid and perfected security interest in, and a Lien upon, such Marketable Securities.

(e) Delivery of Other Property. In the case of Collateral consisting of property other than Shares, Cash, U.S. Government Securities or Marketable Securities, by any and all action necessary for the Collateral Agent to obtain a valid security interest (or, in the case of any Collateral in which a security interest may be perfected by the filing of a UCC financing statement, physical possession or the entering into of account control agreements, a first priority perfected security interest) in, and a Lien upon, such property. Each such delivery of such property shall be accompanied by an opinion of counsel satisfactory to the Collateral Agent that the Collateral Agent has obtained a valid security interest (or, in the case of any Collateral in which a security interest may be perfected by the filing of a UCC financing statement, physical possession or the entering into of account control agreements, a first priority perfected security interest) in, and a Lien upon, such property.

Upon delivery of any Pledged Item under this Agreement, the Collateral Agent shall examine such Pledged Item and any opinions and certificates and other instruments delivered pursuant to Sections 5.2 or 5.3, this Section 5.4 or otherwise pursuant to the terms of this Agreement in connection therewith to determine that they comply as to form with the requirements for Eligible Collateral. Pledgor hereby designates the Collateral Agent as the Person in whose name any Collateral held in book-entry form in the Federal Reserve System shall be registered.

Section 5.5 Insufficiency Determination.

(a) If, following Pledgor’s substitution of Eligible Cash Equivalents for other Collateral, the Collateral Agent determines that as of 5:00 p.m., New York City time, on any Business Day, the aggregate Pledge Value of the Collateral does not satisfy the Pledge Value Requirement (any such determination, an “Insufficiency Determination”), the Collateral Agent shall promptly (and, in any event, within one Business Day) notify Pledgor of such determination by written notice to Pledgor.

(b) If, by 5:00 p.m., New York City time, on the later of (x) the second Business Day following the day on which written notice shall have been given pursuant to the preceding Section 5.5(a) and (y) the third Business Day following any Business Day on which the Insufficiency Determination occurs, Pledgor shall have failed to take the actions set forth in Sections 5.3 and 5.4 in respect of sufficient additional Eligible Collateral so that, after giving effect to such actions, the aggregate Pledge Value of the Collateral, as of the day on which such written notice was given would have satisfied the Pledge Value Requirement, then a Collateral Event of Default shall have occurred and be continuing.

Section 5.6 Release of Collateral.

(a) If during any Quarterly Dividend Period any issuer of an Exchange Security that is a Marketable Security pays a Cash dividend, Pledgor may request release, and Collateral Agent will release from the Collateral and distribute to Pledgor (i) in respect of the first Cash dividend paid by any issuer of an Exchange Security that is a Marketable Security during such Quarterly Dividend Period, the product of (A) the lesser of (x) the Ordinary Cash Dividend (reduced by the amount of any withholding tax deducted from the Ordinary Cash Dividend) and

(y) the product of (I) the amount of Cash actually paid by such issuer per Exchange Security (reduced by the amount of any withholding tax deducted from such payment) in respect of such Cash dividend and (II) the number of units of such Exchange Security that are a part of one Exchange Property Unit on the record date for such Cash dividend, (B) the Maximum Exchange Rate (C) the number of Trust Securities outstanding as of the record date for such Cash dividend and (D) the Applicable Percentage, or (ii) in respect of any subsequent Cash dividend paid by any issuer of an Exchange Security that is a Marketable Security during such Quarterly Dividend Period, the product of (A) the lesser of (x) the Ordinary Cash Dividend (reduced by the amount of any withholding tax deducted from the Ordinary Cash Dividend) minus the aggregate Cash dividend amounts per Exchange Property Unit released during the same Quarterly Dividend Period prior to the date of such release and (y) the product of (I) the amount of Cash actually paid by such issuer per Exchange Security (reduced by the amount of any withholding tax deducted from such payment) and (II) the number of units of such Exchange Security that are a part of one Exchange Property Unit on the record date for such Cash dividend or distribution, (B) the Maximum Exchange Rate, (C) the number of Trust Securities outstanding as of the record date for such Cash dividend and (D) the Applicable Percentage; provided that no such amount shall be released to the extent that Pledgor has any unsatisfied obligation under Section 6.7 of the Contract arising from an Excess Cash Dividend; provided further that (x) no release hereunder shall be made while any Default or Event of Default with respect to Pledgor has occurred and is continuing and (y) Pledgor shall be entitled to request such release only once per Cash dividend.

(b) On the Business Day prior to the First Distribution Date following the date any Excess Cash Dividends are received into the Pledged Account, the Collateral Agent shall release from the Lien created under this Agreement and deliver to Purchaser an amount equal to the sum of (i) any amounts that are not releasable under Section 5.6(a) as a result of the first proviso thereto and (ii) the product of (v) the Excess Cash Dividend (reduced by the amount of any withholding taxes deducted from the Excess Cash Dividend), (w) the number of units of such Exchange Security that are part of one Exchange Property Unit on the record date of such Cash dividend or distribution, (x) the Dividend Exchange Rate, (y) the aggregate number of outstanding Trust Securities as of the record date for such Cash dividend or distribution and (z) the Applicable Percentage as of the record date for such Cash dividend or distribution. If Pledgor is subject to an obligation under Section 6.7 of the Contract and if upon satisfaction of such obligation Pledgor would be able to obtain the release from the Lien created under this Agreement of any Collateral (“Post-Reimbursement Free Collateral”), Pledgor shall be entitled to direct the Collateral Agent to, and the Collateral Agent shall, release from the Lien created under this Agreement and deliver to the Purchaser in satisfaction, in whole or in part, of the obligation under Section 6.7 of the Contract any Post-Reimbursement Free Collateral.

If (1) any Cash remains in respect of a Cash dividend paid by the issuer of an Exchange Security that is a Marketable Security following all distributions pursuant to Section 5.6(a) and the first paragraph of this Section 5.6(b) and (2) Pledgor has satisfied its obligations under Section 6.7 of the Contract, Pledgor may request release of such cash, and Collateral Agent will release such cash, from the Collateral and distribute it to Pledgor;

(c) If, following Pledgor’s substitution of Eligible Cash Equivalents for other Pledged Items, on any Business Day the Collateral Agent determines that the aggregate Pledge Value of Pledgor’s aggregate Eligible Collateral exceeds the Pledge Value Requirement and no Default or Event of Default has occurred and is continuing with respect to Pledgor, Pledgor may obtain the release from the Lien created by this Agreement of any Collateral having an aggregate Pledge Value on such Business Day less than or equal to such excess, upon delivery to the Collateral Agent of a written notice from an Authorized Representative of Pledgor indicating the items of Collateral to be released. Such Collateral shall be released only after the Collateral Agent shall have determined that the aggregate Pledge Value of all of the Collateral remaining after such release as determined on such Business Day satisfies the Pledge Value Requirement.

(d) In the event of a Special Acceleration or Optional Acceleration, following delivery of Exchange Property by Pledgor to the Purchaser in respect of such Special Acceleration or Optional Acceleration in accordance with the Contract, and so long as no Default or Event of Default has occurred and is continuing with respect to Pledgor, Pledgor may obtain the release from the Lien created by this Agreement of any Collateral that may be released following such Special Acceleration or Optional Acceleration in accordance with the Contract, upon delivery to the Collateral Agent of a written notice from an Authorized Representative of Pledgor indicating the items of Collateral to be released.

(e) Following deposit by Pledgor into the Pledged Account of Eligible Cash Equivalents in exchange for options, rights or warrants in accordance with Section 6.1(b) of the Contract or an aggregate amount of Cash equal to the Aggregate Non-Transferable Option Value pursuant to Section 6.1(c) of the Contract, and so long as no Default or Event of Default has occurred and is continuing with respect to Pledgor, Pledgor may obtain the release from the Lien created by this Agreement of the options, rights and warrants in respect of which such Eligible Cash Equivalents or Cash have been pledged hereunder, upon delivery to the Collateral Agent of a written notice from an Authorized Representative of Pledgor indicating the items of Collateral to be released.

(f) Upon delivery of the written notice or request referred to in sub-sections (a), (b), (c), (d), or (e) above (subject, in the case of sub-section (a), (b), (c), (d), or (e) to the fulfillment of all the conditions set forth in such sub-section (a), (b), (c), (d), or (e), as applicable), the Lien created by this Agreement shall automatically terminate with respect to such Collateral and the Collateral Agent shall promptly cause any such Collateral to be assigned and delivered to, or to the order of, Pledgor or, in the case of (b), the Purchaser. Upon the release of any Collateral, the Collateral Agent shall promptly take such actions, make such filings and execute and deliver to Pledgor, at Pledgor’s expense, such documentation as Pledgor shall reasonably request to evidence such release.

(g) In all cases, for the avoidance of doubt, any excess Collateral (in excess of the Required Pledged Assets (if any)) corresponding to the Contract (or the portion of the Contract, as the case may be) being settled on the relevant Special Acceleration Date, Optional Acceleration Date or the Exchange Date, including any remaining excess Cash pledged pursuant to the provisions described above, will be released promptly (and in any event within two Business Days) following the required deliveries of Cash and/or any other applicable Exchange Property by Pledgor (or Collateral Agent) to the Purchaser in respect of the relevant Special Acceleration Date, Optional Acceleration Date or the Exchange Date, pursuant to the Contract and this Agreement; provided that such excess Collateral will be released to Pledgor to the extent, and solely to the extent, that (i) the Required Pledged Assets (if any) remain pledged to the Collateral Agent for the benefit of the Purchaser on the date of such release; (ii) no Default or Event of Default has occurred and is continuing or would result therefrom, and (iii) Pledgor is not then required to (and, after giving effect to the relevant release, would not be required to) pledge any additional securities, Cash or other property or assets under this Agreement or the Contract (or portion of the Contract, as the case may be).

(h) Pledgor shall at all times be entitled to direct the Collateral Agent to liquidate, or cause the liquidation of, any U.S. Government Securities contained in any Eligible Cash Equivalents that form part of the Collateral for Cash, and upon receipt of such direction, the Collateral Agent shall liquidate, or cause the liquidation of, any such U.S. Government Securities in respect of which it has received such direction from Pledgor and proceeds from such liquidation shall be credited to the Pledged Account; provided, that all Shareholders in respect of all outstanding Contracts shall direct the Collateral Agent to liquidate, or cause the liquidation of, the same portion of such U.S. Government Securities.

Section 5.7 Delivery of Contract Consideration . On the Exchange Date (including an accelerated Exchange Date as a result of a Special Acceleration, Optional Acceleration or Acceleration upon Event of Default), the Collateral Agent shall deliver for the account of, and upon the order of, the Purchaser, the number of Contract Shares required by Section 2.3(c) of the Contract (and the amount or type of other Exchange Property, if applicable) from the Collateral then held by the Collateral Agent under this Agreement in the manner contemplated by Section 2.3(c) of the Contract. Upon such delivery, Purchaser shall hold such Shares or other Exchange Property absolutely and free from any claim or right whatsoever (other than any restrictions imposed by applicable securities laws, Permitted Transfer Restrictions or Liens created by the constituent documents of the issuer of any securities forming part of the Exchange Property).

Section 5.8 Limitation on Delivery Amounts. Notwithstanding anything to the contrary in this Agreement or the Contract, if the number of Shares (or other Exchange Securities) deliverable to Purchaser (in the aggregate among Shareholders pursuant to the Contracts) under the Contract and hereunder on any date would cause Purchaser or any group (within the meaning of Section 13 under the Exchange Act) of which Purchaser is a part to have beneficial ownership in excess of 9.9% of the then-outstanding Shares (or 9.9% of the then-outstanding voting securities of the applicable issuer of such Exchange Securities), Purchaser shall notify Pledgor of the amount of such excess and Pledgor will instead deliver the product of (A) the Applicable Percentage and (B) the lesser of (i) such excess portion and (ii) a number of Shares (or any other Exchange Securities) representing the product of the Applicable Percentage and 9.9% or more of the then-outstanding Shares (or the product of the Applicable Percentage and 9.9% or more of the then-outstanding voting securities of the applicable issuer), on successive Business Days after such notice in each case, until Pledgor has satisfied all of its delivery requirements under this Agreement and the Contract; provided that by the close of business on each Business Day, Purchaser shall deliver all Shares (or other Exchange Securities) it received from Shareholders on such Business Day to holders of the Trust Securities.

Section 5.9 Pledged Account. The Collateral Agent shall promptly give its consent to any entitlement order of Pledgor in respect of the Pledged Account delivered to the Financial Institution to the extent such entitlement order is for the purpose of effecting a substitution of, addition to or delivery of Collateral that is permitted by this Agreement and complies with the relevant provisions of this Agreement.

Section 5.10 Instructions Following Certain Dilution Events. The Collateral Agent agrees to follow any instructions from the Purchaser concerning options, rights or warrants granted by the issuer of any Exchange Security that the Purchaser gives in accordance with Section 6.1(b) of the Contract.

Section 5.11 Taxes. As between the parties to this Agreement, Pledgor agrees to bear the economic cost of taxes imposed on the Collateral, subject to the provisions of the Contract. The parties agree to treat Pledgor as the beneficial owner of the Collateral for all U.S. federal, state and local tax purposes. The Collateral Agent agrees to file all tax returns, report all taxable income, and make any applicable withholdings, in each case, on a basis consistent with the foregoing characterization and with applicable law. The Collateral Agent agrees to notify the Pledgor promptly of any taxes withheld from, or in respect of, income or other property otherwise deliverable to the Pledged Account.

Section 5.12 Standing Instructions of Pledgor. Pledgor hereby provides the Collateral Agent with standing instructions to, on its behalf:

(a) solicit or cause the solicitation of the bids of three recognized securities dealers to purchase the Aggregate Number of options, rights or warrants distributed by an issuer of an Exchange Security in accordance with Section 6.1(b) of the Contract and, if Pledgor has not pledged an amount of Cash in an amount equal to (or Eligible Cash Equivalents with a fair market value equal to) the net proceeds that would be received were the Collateral Agent to sell the Aggregate Number of the options, rights or warrants to the securities dealer providing the highest net bid as permitted by Section 6.1(b) of the Contract (within the time periods and subject to the other requirements contained in Section 6.1(b) of the Contract), to sell the Aggregate Number of such options, rights and warrants to the securities dealer that provided the highest net bid;

(b) sell or cause the sale of the Aggregate Number of such options, rights or warrants to the purchaser or purchasers identified by a nationally recognized independent investment banking firm retained by Purchaser for such purpose to purchase such Aggregate Number of options, rights or warrants (but only if Pledgor does not pledge Cash in an amount equal to (or Eligible Cash Equivalents with a fair market value equal to) the fair market value of the Aggregate Number of such options, rights or warrants determined by the nationally recognized independent investment banking firm), in accordance with the procedures set forth under the fifth paragraph of Section 6.1(b) of the Contract;

(c) exercise or cause the exercise of all Zero-Payment Options as required by Section 6.1(c) of the Contract; and

(d) in the event that Pledgor does not provide notice (or is deemed not to have provided notice) of its election with respect to a Reorganization Event or Dilution Event pursuant to Section 6.1(f) of the Contract, to make the election or cause the election directed by Purchaser to be made with respect to such Reorganization Event or Dilution Event after Purchaser’s consultation with a nationally recognized independent investment banking firm.

ARTICLE VI.

INCOME AND VOTING RIGHTS ON COLLATERAL

Section 6.1 Income on Collateral. All dividends, interest, principal and premium (if any), whether in the form of cash or other property relating to any of the Collateral shall be pledged, assigned and otherwise subject to the security interest hereunder as provided for in Article II and delivered as provided in Section 5.4 by Pledgor and shall be held as Collateral hereunder, unless and until released in accordance with Article V hereof.

Section 6.2 Voting of Collateral. Pledgor shall have the right, from time to time, to vote and to give consents, ratifications and waivers with respect to the Collateral pledged by Pledgor, and the Collateral Agent shall, upon receiving a written request from Pledgor, deliver to Pledgor or as specified in such request such proxies, powers of attorney, consents, ratifications and waivers in respect of any of the Collateral pledged by Pledgor which is registered in the name of the Collateral Agent or its nominee as shall be specified in such request and be in form and substance satisfactory to the Collateral Agent.

ARTICLE VII.

REMEDIES UPON EVENTS OF DEFAULT

Section 7.1 Rights and Obligations of Collateral Agent.

(a) If an Acceleration upon Event of Default shall have occurred, the Collateral Agent will, to the extent permitted by law, have the right to (X) foreclose on the Collateral, including by purchasing the Shares at a private disposition by credit bidding some or all of Pledgor’s payment and delivery obligations under the Contract in connection with any such private disposition and to distribute the Shares, together with any other type of Exchange Property then pledged, assigned or otherwise subject to the security interest hereunder, to the Purchaser for distribution to the holders of the Trust Securities then outstanding and/or (Y) without notice to Pledgor, (I) hold and re-register any amount of the Collateral in a name other than Pledgor’s, and pledge, repledge, hypothecate, rehypothecate, sell, lend, or otherwise transfer (in each case, to any other person or entity) or use any amount of the Collateral, separately or together with other assets or other amounts of the Collateral, with all attendant rights of ownership (including the right to vote securities) and without retaining in its possession and control a like amount of similar Collateral, (II) use or invest cash Collateral at the Collateral Agent’s own risk and (III) in the case of either clause (I) or (II), net its return obligation under this Agreement (which will be satisfied by delivering securities or other financial assets of the same issuer, class and quantity as the Collateral initially transferred) against Pledgor’s payment and delivery obligations under the Contract (but not, in any case, whether pursuant to clause (X) or (Y), in an amount in excess of the total number or amount of Shares or other Exchange Property (or the value thereof) deliverable in the aggregate by Pledgor under the Contract at such time, with the remainder released to Pledgor); provided that if the Collateral Agent does not receive Shares to deliver to the Purchaser or is not permitted by applicable law to distribute or transfer such Shares as contemplated by clauses (X) or (Y), for whatever reason, to the extent the Collateral then comprises any Exchange Property that is not customarily sold on a recognized market, it will, to the extent permitted by applicable law, sell the Collateral (or such Exchange Property) pursuant to Section 7.3 and distribute the net proceeds thereof in accordance with Section 7.3. In furtherance of the foregoing and to facilitate the delivery of the Shares to the holders of Trust Securities, it is understood and, to the extent permitted by applicable law, agreed that: (i) the Shares are customarily sold on a recognized market and, accordingly, pursuant to Section 9-610(c)(2) of the UCC the Collateral Agent shall have the right to effectuate the foregoing by purchasing the Shares at a private disposition and may credit bid some or all of Pledgor’s payment and delivery obligations under the Contract in connection with any such private disposition, (ii) for purposes of any such sale, it will be commercially reasonable for the Collateral Agent to utilize the closing price on the trading day immediately preceding the date of such purchase in establishing the purchase price of the Shares at such private sale and (iii) as the Shares are customarily sold on a recognized market, pursuant to Section 9-611(d) of the UCC no prior notice of such sale shall be required; provided, however, that the Collateral Agent shall give Pledgor prompt written notice following any such sale.

(b) In addition, if an Acceleration upon Event of Default shall have occurred, the Collateral Agent may, subject to Section 7.1(a), exercise on behalf of Purchaser all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised), and, in addition, to the extent permitted by applicable law and without being required to give any notice (except as provided in this Agreement or as may be required by mandatory provisions of law), may: (i) deliver all Collateral consisting of Shares or Marketable Securities or other Exchange Property (but not, in any case, in excess of the total number or amount of such Exchange Securities or Exchange Property deliverable by Pledgor under the Contract at such time, with the remainder released to Pledgor) to, or upon the order of, Purchaser on or after the date of such Acceleration upon Event of Default, whereupon Purchaser shall hold such Shares or Marketable Securities or other Exchange Property absolutely free from any claim or right of whatsoever kind (other than restrictions imposed by applicable securities laws, Permitted Transfer Restrictions or Liens created by the constituent documents of the issuer of any securities forming part of the Exchange Property), including any equity or right of redemption of Pledgor which may be waived, and Pledgor, to the extent permitted by law, hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter adopted; and (ii) if such delivery shall be impermissible or insufficient to satisfy in full all of the obligations of Pledgor under the Contract, sell all of the remaining Collateral, or such lesser portion of the remaining Collateral as may be necessary to generate proceeds sufficient to satisfy in full all of the obligations of Pledgor under the Contract, at public or private sale or at any broker’s board or on any securities exchange, for Cash, upon credit or for future delivery, and at such price or prices as the Collateral Agent may deem satisfactory. Pledgor covenants and agrees that it will execute and deliver such documents and take such other action as the

Collateral Agent deems necessary or advisable in order that any such sales may be made with the least amount of costs and taxes and in compliance with law. Upon any such sale the Collateral Agent shall have the right to deliver, assign and transfer the Collateral so sold to the purchaser of such Collateral. Each purchaser at any such sale shall hold the Collateral so sold absolutely and free from any claim or right of whatsoever kind (other than any restrictions imposed by applicable securities laws, Permitted Transfer Restrictions or Liens created by the constituent documents of the issuer of any securities forming part of the Exchange Property), including any equity or right of redemption of Pledgor which may be waived, and Pledgor, to the extent permitted by law, hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter adopted. The notice (if any) of such sale required by Article 9 of the UCC shall (1) in case of a public sale, state the time and place fixed for such sale, (2) in case of sale at a broker’s board or on a securities exchange, state the board or exchange at which such sale is to be made and the day on which the Collateral, or the portion of such Collateral so being sold, will first be offered for sale at such board or exchange, and (3) in the case of a private sale, state the day after which such sale may be consummated. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix in the notice of such sale. At any such sale the Collateral may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may determine. The Collateral Agent shall not be obligated to make any such sale pursuant to any such notice. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned. In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the selling price is paid by the purchaser of such Collateral, but the Collateral Agent shall not incur any liability in case of the failure of such purchaser to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice. The Collateral Agent, instead of exercising the power of sale conferred upon it in this Agreement, may proceed by a suit or suits at law or in equity to foreclose the security interests and sell the Collateral, or any portion of such Collateral, under a judgment or decree of a court or courts of competent jurisdiction.

(c) Notwithstanding anything to the contrary in this Agreement or the Contract, the Collateral Agent’s exercise of remedies under this Section 7.1 and Section 2.1 shall be subject to the limitations set forth in Section 2.3(c) of the Contract mutatis mutandis.

Section 7.2 Power of Attorney. Upon any delivery or sale of all or any part of any Collateral made either under the power of delivery or sale given hereunder or under judgment or decree in any judicial proceedings for foreclosure or otherwise for the enforcement of this Agreement, the Collateral Agent is hereby irrevocably appointed the true and lawful attorney of Pledgor, in the name and stead of Pledgor, to make all necessary deeds, bills of sale and instruments of assignment, transfer or conveyance of the property thus delivered or sold. For that purpose the Collateral Agent may execute all such documents and instruments. This power of attorney shall be deemed coupled with an interest, and Pledgor hereby ratifies and confirms all that its attorneys acting under such power, or such attorneys’ successors or agents, shall lawfully do by virtue of this Agreement. If so requested by the Collateral Agent, by the Trustees or by any purchaser of the Collateral or a portion of the Collateral, Pledgor shall further ratify and confirm any such delivery or sale by executing and delivering to the Collateral Agent, to the Trustees or to such purchaser or purchasers at the expense of Pledgor all proper deeds, bills of sale, instruments of assignment, conveyance of transfer and releases as may be designated in any such request.

Section 7.3 Application of Collateral and Proceeds. If, following an Event of Default, the Collateral Agent has proceeded to realize upon the security interest in the Collateral against any one or more of the types of Collateral in accordance with the foregoing provisions of this Article VII, the proceeds of any sale of, or other realization upon, or other receipt from, any such Collateral (including pursuant to Section 7.1(b)) shall be applied by the Collateral Agent in the following order of priorities: first, to the payment to the Collateral Agent of the expenses of such sale or other realization, including reasonable compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances incurred or made by the Collateral Agent in connection therewith, including brokerage fees in connection with the sale by the Collateral Agent of any Collateral; second, to the payment to Purchaser of the fair market value of the number or amount of Exchange Property required to be delivered pursuant to Section 7.1 of the Contract and any other amount then due and payable hereunder, and finally, if all of the obligations of Pledgor hereunder and under the Contract have been fully discharged or sufficient funds have been set aside by the Collateral Agent at the request of Pledgor for the discharge of such obligations, any remaining proceeds shall be released to Pledgor.

ARTICLE VIII.

THE COLLATERAL AGENT

Section 8.1 Conditions to Duties of the Collateral Agent. The Collateral Agent accepts its duties and responsibilities hereunder as agent for Purchaser, on and subject to the following terms and conditions:

(a) Performance of Duties. The Collateral Agent undertakes to perform such duties and only such duties as are expressly set forth in this Agreement and, beyond the exercise of reasonable care in the performance of such duties, no implied covenants or obligations shall be read into this Agreement against the Collateral Agent. No provision of this Agreement shall be construed to relieve the Collateral Agent from liability for its own grossly negligent action, grossly negligent failure to act, bad faith, willful misconduct or reckless disregard of its duties. In performing its duties, the following shall apply:

(i) The Collateral Agent may consult with counsel, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of an action taken or suffered hereunder in good faith and in accordance with such advice or opinion of counsel.

(ii) The Collateral Agent shall not be liable with respect to any action taken, suffered or omitted by it in good faith (A) reasonably believed by it to be authorized or within the discretion or rights or powers conferred on it by this Agreement or (B) in accordance with any direction or request of the Trustees and not inconsistent with the terms of this Agreement.

(iii) The Collateral Agent shall not be liable for any error of judgment made in good faith by any of its officers, unless the Collateral Agent was grossly negligent in ascertaining the pertinent facts.

(iv) In the absence of bad faith on its part, the Collateral Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any note, notice, resolution, consent, certificate, affidavit, letter, telegram, teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons.

(v) No provision of this Agreement shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(vi) The Collateral Agent may perform any duties hereunder either directly or by or through agents or attorneys, and the Collateral Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder. In furtherance of the preceding sentence, any subsidiary owned or controlled by the Collateral Agent, or its successors, as agent for the Collateral Agent, may perform any or all of the duties of the Collateral Agent relating to the valuation of securities and other instruments constituting Collateral hereunder.

(vii) In no event shall the Collateral Agent be personally liable for any taxes or other governmental charges imposed upon or in respect of (A) the Collateral or (B) the income or other distributions thereon.

(viii) Unless and until the Collateral Agent shall have received notice from Pledgor, Purchaser or any other Person, or unless and until a Responsible Officer of the Collateral Agent shall have actual knowledge to the contrary, the Collateral Agent shall be entitled to deem and treat all Collateral delivered to it hereunder as Eligible Collateral; provided that the Collateral Agent has carried out the duties specified in Article V with respect to such Collateral at the time of delivery of such Collateral.

(ix) In no event shall the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Collateral Agent shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

The Collateral Agent shall not be responsible for the correctness of the recitals and statements in this Agreement that are made by Pledgor or for any statement or certificate delivered by Pledgor pursuant to this Agreement; provided that the Collateral Agent has carried out the duties specified in Article V with respect to such Collateral at the time of delivery of such Collateral. Except as specifically provided in this Agreement, the Collateral Agent shall not be responsible for the validity, sufficiency, collectability or marketability of any Collateral given to or held by it hereunder or for the validity or sufficiency of the Contract or the Lien on the Collateral purported to be created hereby.

(b) Knowledge. The Collateral Agent shall not be deemed to have knowledge of any Event of Default (except a Collateral Event of Default), unless and until a Responsible Officer of the Collateral Agent shall have actual knowledge of such Event of Default or the Collateral Agent shall have received written notice, delivered in accordance with Section 9.3, of such Event of Default. The Collateral Agent shall not be deemed to have knowledge of any Reorganization Event or Dilution Event unless and until a Responsible Officer of the Collateral Agent shall have actual knowledge of such event or the Collateral Agent shall have received written notice thereof, delivered in accordance with Section 9.3.

(c) Following an Event of Default by Pledgor, the Collateral Agent shall exercise such remedies as provided in Article VII, Section 6.2 and as permitted at law in accordance with the written instructions of the Managing Trustee.

Section 8.2 Merger. Any corporation or association into which the Collateral Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer its agency business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which it is a party, shall be and become the successor Collateral Agent hereunder and vested with all of the title to the Collateral and all of the powers, discretions, immunities, privileges and other matters as was its predecessor without, except as provided above, the execution or filing of any instrument or any further act, deed or conveyance on the part of any of the parties to this Agreement, anything in this Agreement to the contrary notwithstanding.

Section 8.3 Resignation. Subject to Section 8.5, the Collateral Agent and any successor Collateral Agent may at any time resign by giving 30 days’ written notice by registered or certified mail to Pledgor and notice to Purchaser in accordance with the provisions of Section 9.3.

Section 8.4 Removal.

(a) Subject to Section 8.5, the Collateral Agent may be removed at any time by an instrument or concurrent instruments in writing delivered to the Collateral Agent and to Pledgor and signed by Purchaser.

(b) Subject to Section 8.5, the Collateral Agent shall be removed immediately upon (i) termination of the Trust Agreement, (ii) termination of the Administration Agreement (as defined in the Trust Agreement), (iii) termination of the Paying Agent Agreement (as defined in the Trust Agreement), (iv) termination of the Custodian Agreement (as defined in the Trust Agreement), or the resignation or removal of the Administrator, the Paying Agent or the Custodian (in each case as defined in the Trust Agreement).

Section 8.5 Effectiveness of Resignation or Removal. No resignation or removal of the Collateral Agent shall be effective until a successor Collateral Agent shall have been appointed and shall have accepted the duties of the Collateral Agent. If, within 30 days after notice by the Collateral Agent to the Purchaser or by the Purchaser to the Collateral Agent of any such resignation or removal, no successor Collateral Agent shall have been selected and accepted the duties of the Collateral Agent, the Collateral Agent may apply to a court of competent jurisdiction for the appointment of a successor Collateral Agent.

Section 8.6 Appointment of Successor.

(a) If the Collateral Agent hereunder shall resign or be removed, or be dissolved or shall be in the course of dissolution or liquidation or otherwise become incapable of action hereunder, or if it shall be taken under the control of any public officer or officers or of a receiver appointed by a court, a successor may be appointed by Purchaser by an instrument or concurrent instruments in writing signed by Purchaser or by its attorneys in fact duly authorized. A copy of such instrument or concurrent instruments shall be sent by registered mail to Pledgor.

(b) Every such temporary or permanent successor Collateral Agent appointed pursuant to the provisions of this Agreement shall be a trust company or bank in good standing, having a reported capital, surplus and retained earnings of not less than USD 100,000,000 and capable of holding the Collateral in the State of New York, if there be such an institution willing, qualified and able to accept the duties of the Collateral Agent hereunder upon customary terms.

Section 8.7 Acceptance by Successor. Every temporary or permanent successor Collateral Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor and also to Pledgor and Purchaser an instrument in writing accepting such appointment hereunder, whereupon such successor, without any further act, deed or conveyance, shall become fully vested with all the estates, properties, rights, powers, duties and obligations of its predecessors. Such predecessor shall, nevertheless, on the written request of its successor or Pledgor, execute and deliver an instrument transferring to such successor all the estates, properties, rights and powers of such predecessor hereunder. Every predecessor Collateral Agent shall deliver all Collateral held by it as the Collateral Agent hereunder to its successor. Should any instrument in writing from Pledgor be required by a successor Collateral Agent for more fully and certainly vesting in such successor the estates, properties, rights, powers, duties and obligations hereby vested or intended to be vested in the predecessor, any and all such instruments in writing shall, at the request of the temporary or permanent successor Collateral Agent, be forthwith executed, acknowledged and delivered by Pledgor.

Section 8.8 Compensation. For services to be rendered by the Collateral Agent pursuant to this Agreement, the Collateral Agent shall receive only such fees and expenses as shall be paid to it pursuant to the terms of the Expense Agreement (as defined in the Trust Agreement) and shall have no recourse to the assets of Purchaser for the payment of any such amounts.

Section 8.9 Indemnification. The Purchaser shall indemnify and hold the Collateral Agent, its agents, servants, officers, employees and directors, harmless from and against any loss, damages, cost or expense (including the costs of investigation, preparation for and defense of legal and/or administrative proceedings related to a claim against it and reasonable attorneys’ fees and disbursements), liability or claim incurred by reason of any inaccuracy in information furnished to the Collateral Agent by the Purchaser or Pledgor, or any act or omission in the course of, connected with or arising out of any services to be rendered hereunder; provided that the Collateral Agent shall not be indemnified and held harmless from and against any such loss, damages, cost, expense, liability or claim incurred by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties, or its reckless disregard of its duties and obligations hereunder. Such indemnity shall survive the resignation, removal or discharge of the Collateral Agent and the termination of this Agreement.

ARTICLE IX.

MISCELLANEOUS

Section 9.1 Termination. This Agreement and the rights hereby granted by Pledgor in the Collateral shall cease, terminate and be void upon fulfillment of all of the Secured Obligations (other than any indemnification, reimbursement or similar obligation that is contingent at the applicable time), and Pledgor shall not have further liability hereunder upon such termination. Any Collateral remaining at the time of such termination, shall be fully released and discharged from the Lien created by this Agreement and delivered to Pledgor by the Collateral Agent, all at the expense of Pledgor. Upon such release and discharge, the Collateral Agent shall promptly take such actions, make such filings and execute and deliver to Pledgor, at Pledgor’s expense, such documentation as Pledgor shall reasonably request to evidence such release.

Section 9.2 No Assumption of Liability. By executing this Agreement, none of the Trustees assumes any personal liability under this Agreement.

Section 9.3 Notices.

(a) All notices and other communications provided for in this Agreement, unless otherwise specified, shall be in writing (including by facsimile or electronic mail) and shall be given at the addresses set forth in the following sentence or at such other addresses as may be designated by notice duly given in accordance with this Section 9.3 to each other party to this Agreement. Until such notice is given:

(i) notices to Pledgor shall be directed to it at:

Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa

Paseo de las Palmas No. 736

Colonia Lomas de Chapultepec

C.P. 11000 Mexico, D.F., Mexico

Attention: Guillermo R. Caballero Padilla

Phone: +52(55) 5625 4900 ext. 3328

Email: gcaballerop@inbursa.com

(ii) notices to the Collateral Agent shall be directed to it at:

U.S. Bank National Association

Global Corporate Trust Services

101 N. 1st Avenue, Suite 1600, Phoenix, Arizona 85003

Attention: Mary Ambriz-Reyes (re: 2017 Mandatory Exchangeable Trust)

Fax: (602) 257-5433

Email: mary.ambrizreyes@usbank.com; and

(iii) notices to Purchaser shall be directed to the Trustees at:

Donald J. Puglisi, Managing Trustee

850 Library Avenue, Suite 204

Newark, Delaware 19711

Fax: +1-302-738-7210

Email: dpuglisi@puglisiassoc.com

with a copy (which shall be required to constitute notice) to the Administrator at:

U.S. Bank National Association

Global Corporate Trust Services

101 N. 1st Avenue, Suite 1600, Phoenix, Arizona 85003

Attention: Mary Ambriz-Reyes (re: 2017 Mandatory Exchangeable Trust)

Fax: (602) 257-5433

Email: mary.ambrizreyes@usbank.com

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

875 15th Street, N.W.

Washington, D.C. 20005

Attention: Wendell M. Faria

Fax: (202) 551-0158

Email: wendellfaria@paulhastings.com

(b) Each notice given pursuant to Section 9.3(a) shall be effective (i) if sent by certified mail (return receipt requested), 72 hours after being deposited in the mail in the United States of America or in the United Mexican States, postage prepaid; (ii) if given by facsimile or electronic mail, upon the sender’s receipt of written acknowledgement of receipt from the intended recipient (such as, in the case of electronic mail, by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); or (iii) if given by any other means, when delivered at the address specified in this Section 9.3.

Section 9.4 Limitations on Further Pledge of Collateral. The Collateral Agent shall not rehypothecate, pledge or otherwise transfer any of the Collateral except as expressly provided in this Agreement.

Section 9.5 Governing Law; Submission to Jurisdiction (a) . This Agreement shall be governed by and construed in accordance with the laws of the State of New York; provided that as to Collateral located in any jurisdiction other than the State of New York, the Collateral Agent, on behalf of Purchaser, shall have all of the rights to which a secured party is entitled under the laws of such other jurisdiction. No claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement (“Claim”) may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, or in the courts of the domicile of each of the parties hereto, in respect of actions brought against any such party as a defendant, which courts shall have exclusive jurisdiction over the adjudication of such matters, and each of the parties hereto consents and irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and personal service with respect thereto. Each of the parties hereto hereby consents to personal jurisdiction, service and venue in any court in which any Claim arising out of or in any way relating to this Agreement is brought by any third party against the Collateral Agent or any indemnified party. Each of the parties hereto (each on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates) irrevocably and unconditionally waives, to the extent permitted by applicable law, (i) any objection that it may now or hereafter have to the laying of venue of any such Claim, (ii) all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement, (iii) any other jurisdiction to which it may otherwise be entitled and (iv) any right to which it may be entitled, on account of place of residence or domicile. Each of the parties agrees that a final judgment in any such action, proceeding or counterclaim brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to the jurisdiction of which such party is or may be subject, by suit upon such judgment. Pledgor hereby appoints, and further agrees to take any and all action as may be necessary to maintain such designation and appointment of such authorized agent in full force and effect until the termination of this Agreement from the date hereof, without power of revocation, CT Corporation System as its agent to accept and acknowledge on its behalf service of any and all process that may be served in any action, proceeding or counterclaim in any way relating to or arising out of this Agreement (the “Process Agent”). In the event that CT Corporation System has ceased to serve as Process Agent, Pledgor agrees to notify the Collateral Agent and Purchaser of a successor Process Agent within ten (10) Business Days.

Section 9.6 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.7 Entire Agreement. This Agreement, the Contract and each of the Securities Account Control Agreements constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede any and all prior agreements, understandings and negotiations, both written and oral, among the parties with respect to the subject matter of this Agreement.

Section 9.8 Amendments; Waivers. Any provision of this Agreement may be amended or waived (either generally or in a particular instance and either retrospectively or prospectively) if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Pledgor, the Collateral Agent and Purchaser, or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

Notwithstanding anything to the contrary, Pledgor, the Collateral Agent and Purchaser agree to use their commercially reasonable efforts to amend this Agreement, from time to time on and after the date of this Agreement, to cure any ambiguity, defect or inconsistency or to make this Agreement consistent with the description thereof in the offering circular, dated December 8, 2017, of Purchaser relating to the offering of the Trust Securities.

Section 9.9 Non-Assignability. This Agreement and the rights and obligations of the parties under this Agreement may not be assigned or delegated by any party without the prior written consent of the other parties (except, with respect to the Collateral Agent, to a successor Collateral Agent appointed pursuant to Section 8.6), and any purported assignment without such consent shall be void.

Section 9.10 No Third Party Rights; Successors and Assigns. This Agreement is not intended and shall not be construed to create any rights in any person other than Pledgor, the Collateral Agent and Purchaser and their respective successors and permitted assigns, and no Person shall assert any rights as third party beneficiary under this Agreement. Whenever any of the parties to this Agreement is referred to, such reference shall be deemed to include the successors and permitted assigns of such party. This Agreement shall be binding upon, and inure to the benefit of, Pledgor, the Collateral Agent and the Purchaser and their respective successors and permitted assigns.

Section 9.11 Counterparts. This Agreement may be executed, acknowledged and delivered in any number of counterparts, each of which shall be an original, but all of which shall constitute a single instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.12 Execution of Financing Statements. Pledgor acknowledges that pursuant to Section 9-509(b) of the UCC and any other applicable law, the Collateral Agent is authorized to file or record financing or continuation statements, and amendments thereto, and other filing or recording documents or instruments with respect to the Pledged Items in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Collateral Agent under this Agreement. Pledgor agrees that such financing statements may describe the Collateral in the same manner as described herein or as “all assets” or “all personal property” of Pledgor, whether now owned or hereafter existing or acquired by Pledgor or such other description as the Collateral Agent, in its sole judgment, determines is necessary or advisable.

Section 9.13 Treatment of Other Property. For the avoidance of doubt, any Cash, securities, property or other assets not required to be pledged pursuant to this Agreement or the Contract shall be deemed released from, and shall not be subject to, the Liens created by this Agreement.

IN WITNESS WHEREOF, the parties have caused this Collateral Agreement to be duly executed and delivered as of the first date set forth above.

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By:
Name: Title:

[Signature page to the Collateral Agreement - Inbursa]

2017 MANDATORY EXCHANGEABLE TRUST,
as Purchaser

By:
Donald J. Puglisi, as Managing Trustee

By:
William R. Latham, III, as Trustee

By:
James B. O’Neill, as Trustee

[Signature page to the Collateral Agreement - Inbursa]

BANCO INBURSA, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO INBURSA
as Pledgor

By:
Name:
Title:

By:
Name:
Title:

[Signature page to the Collateral Agreement - Inbursa]

Exhibit A

to Collateral Agreement

                    , 20

NOTICE OF PLEDGE VALUE

To:	Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa as Pledgor

Reference is made to the Collateral Agreement, dated as of December 15, 2017 (the “Collateral Agreement”), among Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa, as Pledgor, U.S. Bank National Association, as Collateral Agent, and the 2017 Mandatory Exchangeable Trust, as Purchaser. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Collateral Agreement.

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent under the Collateral Agreement, hereby notifies you, pursuant to Section 5.1 of the Collateral Agreement, that as of 5:00 p.m. New York City time on                 , 20    :

1. The Pledge Value was USD                    ; and

2. The Pledge Value Requirement was USD                    .

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

A-1

Exhibit B

to Collateral Agreement

                    , 20

CERTIFICATE FOR SUBSTITUTED COLLATERAL

Reference is made to the Collateral Agreement, dated as of December 15, 2017 (the “Collateral Agreement”), among Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa, as Pledgor, U.S. Bank National Association, as Collateral Agent, and the 2017 Mandatory Exchangeable Trust, as Purchaser. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Collateral Agreement.

1.	In accordance with subsection 5.2(b) of the Collateral Agreement, the following substituted Collateral is hereby added as Collateral under the Collateral Agreement in substitution for the Prior Collateral described in paragraph 2 below (the “Substituted Collateral”):

[Insert appropriate description of Substituted Collateral.]

2.	Pledgor hereby directs the Collateral Agent to transfer to Pledgor the following Prior Collateral pursuant to Section 5.2 of the Collateral Agreement, and the Lien on such Prior Collateral shall be released in accordance with subsection 5.2(d) of the Collateral Agreement:

[Insert appropriate description of Prior Collateral.]

3.	Pledgor represents and warrants to the Collateral Agent that: (i) the Substituted Collateral constitutes Eligible Collateral, (ii) it has good and marketable title to the Substituted Collateral free of all Liens (other than Permitted Liens), (iii) no Transfer Restrictions exist with respect to or otherwise apply to the pledge or assignment of, or grant of a security interest by Pledgor in, any items of Substituted Collateral to the Collateral Agent under the Collateral Agreement, or the subsequent sale or transfer of such items of Substituted Collateral by the Collateral Agent and (iv) the Substituted Collateral has been delivered in accordance with the requirements of Section 5.4 of the Collateral Agreement.

BANCO INBURSA, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO INBURSA

By:
Name:
Title:

B-1

Exhibit C

to the Collateral Agreement

                         , 20

CERTIFICATE FOR ADDITIONAL COLLATERAL

Reference is made to the Collateral Agreement, dated as of December 15, 2017 (the “Collateral Agreement”), among Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa, as Pledgor, U.S. Bank National Association, as Collateral Agent, and the 2017 Mandatory Exchangeable Trust, as Purchaser. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Collateral Agreement.

1.	Pledgor hereby notifies the Collateral Agent and the Purchaser that in accordance with Section 5.3 of the Collateral Agreement, the following additional collateral is hereby added by Pledgor as Collateral under the Collateral Agreement (the “Additional Collateral”):

[insert appropriate description of additional collateral].

2.	Pledgor represents and warrants to the Collateral Agent that: (i) the Additional Collateral constitutes Eligible Collateral, (ii) it has good and marketable title to the Additional Collateral free of all Liens (other than Permitted Liens), (iii) no Transfer Restrictions exist with respect to or otherwise apply to the pledge or assignment of, or grant of a security interest by Pledgor in, any items of Additional Collateral to the Collateral Agent under the Collateral Agreement, or the subsequent sale or transfer of such items of Additional Collateral by the Collateral Agent and (iv) that the Additional Collateral has been delivered in accordance with the requirements of Section 5.4 of the Collateral Agreement.

BANCO INBURSA, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO INBURSA

By:
Name:
Title:

C-1